UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2023

aShareX Fine Art, LLC
(Exact name of issuer as specified in its charter)

Delaware	92-2241344
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

10990 Wilshire Blvd., Suite 1150 Los Angeles, California	90024
(Address of principal executive offices)	(Zip code)

(424) 402-8093

(Issuer’s telephone number, including area code)

Class A Shares, aShareX Fine Art Series 10

(Title of each class of securities issued pursuant to Regulation A)

ASHAREX FINE ART, LLC

ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2023

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MASTER SERIES TABLE

All of the series of aShareX Fine Art, LLC (the “Company”) shall collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series shall collectively be referred to herein as the “Class A Shares” and a purchaser of Class A Shares in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Class A Shares shall collectively be referred to herein as the “Offerings.” “Artwork” means, with respect to a Series, the piece or pieces of fine art purchased by the Series.  The Artwork will be identified by the Company from collections being sold through auctions (each, an “Auction”) to be conducted by established and highly reputable auction houses (each, an “Auction House”) or by the Company itself.   Potential investors who are pre-registered and qualified with the Company on its proprietary investor platform (the “Investor Platform”) will bid as an individual or a group to acquire the Artwork at an Auction through the Company’s proprietary, online bidding platform (the “Auction Platform”).

The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series as of the date of this Annual Report on Form 1-K. This information will be referenced in the following sections when referring to the Master Series Table.

Series	Qualification Date[1]	Most Recent Offering Circular or Statement	Artwork	Status	Auction Date[1]	Offering Price per Share	No. of Shares	Maximum Offering Size	Sourcing Fee
aShareX Fine Art Series 10	11/27/2023	11/30/2023	Ed Ruscha lithograph, Angel #50	Ongoing	11/29/2023	$1.272	8,000	$10,177	$576
aShareX Fine Art Series 11	Not yet qualified	4/11/2024	Contemporary Artists Series 1[2]	Not yet qualified	Not Yet Qualified	$.30-$2.30	300,000	$690,000	To be determined

(1) The Auction Date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Securities and Exchange Commission (“SEC”).  With respect to a Series, the Offering of such Series is subject to qualification by the SEC.

(2) Eight artworks by six different artists:  Jennifer & Kevin McCoy, Imo Nse Imeh, Maria Gaspar, Wilfred Ukpong, Servane Mary, and Emerald Rose Whipple.

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In this Annual Report on Form 1-K (the “Annual Report”), references to “we,” “us,” “our,” or the “Company” mean aShareX Fine Art, LLC, a Delaware series limited liability company, formed January 13, 2023. Terms that are capitalized but not defined herein shall have the meanings given to them in the Company’s Offering Statement on Form 1-A, as amended, as filed with the U.S. Securities and Exchange Commission on April 11, 2024 (the “Offering Statement”), as may be further amended or supplemented from time to time.

Unless otherwise indicated, information contained in this Annual Report concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

FORWARD-LOOKING STATEMENTS

This Annual Report includes forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are generally identifiable by the use of words such as “may,” “should,” “expects,” “plans,” “believes,” “estimates,” “predicts,” “potential,” and other similar words or expressions. Such statements include information concerning our plans, expectations, possible or assumed future results of operations, trends, financial results and business plans, and involve risks and uncertainties that are difficult to predict and subject to change based on various important factors, many of which are beyond our control. Such factors include, but are not limited to, those discussed in the “Risk Factors” section of our Offering Statement. These, and other important factors, could cause actual results to differ materially from those contained in any forward-looking statement. You should not place undue reliance on our forward-looking information and statements. The forward-looking statements included in this Annual Report are made as of the date of this Annual Report, and we do not intend, and assume no obligation, to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements. All forward-looking statements contained in this Annual Report are expressly qualified by these cautionary statements. Statements other than statements of historical fact are forward-looking statements.

Any projections made in this Annual Report are based on historical examples and the Company’s estimates of future conditions. There is no assurance that opportunities or results experienced in the past will occur in the future, that market conditions will be as favorable to the Company as they have been in the past, or that investors will enjoy returns on their investment comparable to those enjoyed by them or by others with respect to their participation in other investments sponsored by aShareX Holdings, LLC (the “Manager” or “Managing Member”). The actual results experienced by the Company will differ, and such variation could be material.

ITEM 1. DESCRIPTION OF BUSINESS

aShareX Inc. Business Proposition

Fine art, although considered an “alternative investment,” has been a cornerstone of wealth accumulation for generations. However, barriers to accessing alternative asset investments are high, and quality access has been limited. Those who do have access to top quality alternative asset investments are frequently challenged by a lack of transparency, sizeable operational overhead and high minimums and fees from established gatekeepers. The resulting costs for investing in these alternative assets are therefore high and transaction volumes relatively low, with few options for ongoing liquidity, resulting in indeterminate holding periods. As a result, the opportunity to build and maintain wealth via alternative asset investments remains relatively inaccessible for the majority of individuals. Fine art is one such example of an alternative asset class that encapsulates these challenges.

aShareX Inc. (“aShareX”) is the parent of the Managing Member and Asset Manager. aShareX (Asset Share Exchange) offers a solution to this problem as it applies to the art market, vintage automobiles, and other collectibles. aShareX is a marketplace that connects buyers and sellers of museum-quality, investment-grade fine art or of the work of less established emerging artists. aShareX enables buyers to purchase, through limited liability companies, fractional securitized ownership interests in artwork, giving investors and collectors the opportunity to own previously unattainable artwork with enduring value, and thereby bringing a new market of buyers to high end art.

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aShareX Auctions are designed to closely mimic traditional English auctions. In English auctions, also known as open-outcry ascending-price auctions, the price is successively raised until only one bidder remains, and that bidder purchases the auctioned item at a price equal to the final bid. As part of its process, aShareX provides art buyers with rarely-available, detailed due diligence on the underlying artwork, including a recent valuation and condition report, the artwork’s provenance, expert opinions, exhibition and publication histories, and other useful documentation so that self-directed participants are empowered to make optimal purchase decisions for themselves without third-party intermediaries or advisors interposed to avoid any duplicative costs and potential conflicts. aShareX further enables the participation of fractional bidders (as defined below) and 100% bidders (as defined below), the placements of “Limit Bids” (i.e., an offer to buy an asset at a  price up to and including a specified maximum amount--) online or by phone--with auction participants being able to bid for the desired number of shares in the subject Artwork at a specified price per share of their choosing.

By enabling the fractionalization of artwork into affordably priced securitized ownership interests represented by the Class A Shares in a Series, aShareX provides accessibility to a broader market than was previously available, given the relatively high historical purchase prices of such artwork. In effect, prospective art buyers who have in the past been priced out of the art market can now participate in auctions of previously unattainable artwork. Therefore, aShareX facilitates visible, market-based pricing, —arguably for the first time for Fractional Bidders— as more interested parties can participate in auctions for these artworks. Of note, individuals, entities or consortia of individuals who desire ownership and subsequent control of the artwork in its entirety (“100% Bidders”) may also participate in an aShareX Auction to be conducted for each Artwork at which potential investors will bid, through use of the Auction Platform. Artwork won by 100% Bidders will not be fractionalized into Class A Shares and they will therefore own the Artwork outright and be treated in the same manner as a buyer in a traditional auction. In such instance, the Offering will not close, and the Managing Member will pay all associated expenses incurred in respect thereto. If the prospective Investors who choose to aggregate their bids in real-time and consolidate them for entry into the Auction (“Fractional Bidders”) are the successful bidder as a group at the Auction, the Series we establish will use the funds received from issuing its Class A Shares to such Investors to purchase the Artwork. Title to the Artwork will be held by a segregated portfolio (each an “SP”) established for such purpose by the Company’s wholly owned subsidiary, aShareX Fine Art, SPC, a Cayman Islands segregated portfolio company (“Cayman”). Each Series’ sole asset will consist of its ownership of the SP, and the SP’s sole asset will be the Artwork.

aShareX also intends to offer a secondary market for subsequent trading of fractionalized interests in the Artwork, providing potential ongoing, low-cost, liquidity for owners of the fractional interests. Upon the successful completion of an Auction and the issuance by the associated Series of its Class A Shares to the Investors, the Series is expected to hold the Artwork until it is sold in the sixth or seventh year following its acquisition, if approved by a majority vote of those Class A Shares of that Series entitled to vote and actually voting on such matter (“Majority Vote”), or in the eighth year if a prior sale has not been approved. A sale may occur in years prior to the sixth year if a compelling offer is made and such proposal is approved by the Managing Member and a Majority Vote of the Series. To facilitate a sale, the Managing Member will use commercially reasonable means to procure favorable pricing and terms for the subject Artwork, including by arranging for its disposition by way of a public auction or private sale, as the Managing Member may determine. Any sale must be for cash, and the Managing Member will endeavor to distribute the net sales proceeds to the holders of the Class A Shares in a Series (the “Class A Members”) as quickly as possible as part of the liquidation of the Series and its SP.

In sum, the aShareX innovative approach and proprietary technology allow self-directed investors to participate in art purchases by (i) providing rarely available, fact-based knowledge concerning the Artwork, including initial and periodic third party appraisals, (ii) enabling the Investors to participate directly in the purchase without expensive middlemen and with real-time, market based, competitive pricing, (iii) potentially providing the investors with a low-cost liquidity alternative to an investment that is otherwise illiquid, (iv) allowing the investors to benefit from the experience, expertise and sourcing capabilities of the aShareX principals, (v) enabling the Investor group to require the Artwork to be sold in either the sixth or seventh years following its acquisition, and (vi) assuring the investors of an exit event no later than the eighth year following the acquisition.

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In addition to the foregoing, an investment in each Series of the Company can offer attractive tax benefits. Subject to the more detailed discussion in “Material Federal Income Tax Considerations” in the Offering Statement, under current tax law, a sale of the Artwork and a distribution of the resulting proceeds should not be subject to an entity level tax. Taxable gain recognized upon such transaction (or upon an earlier sale of Class A Shares) by Investors subject to U.S. tax who own, through their investment in the Company, less than 10% of the voting power or value of Cayman  and who have timely filed "QEF election” in effect with the IRS, should be subject to tax at preferable long-term capital gain rates of 23.8% for individuals, trusts and estates if the Class A Shares are sold prior to the year in which the Artwork is sold, or at a rate of 31.8% if the shares are retained through the year of sale. Non-U.S. Investors and tax-exempt Investors will generally not be subject to tax on the gain realized upon the sale of their Class A Shares or upon the eventual sale of the Artwork and liquidation of the associated Series.

As a special incentive for certain Auctions, depending on applicable copyright limitations, each Investor participating in a successful Offering will receive, without cost, a high resolution, digital image of the associated Artwork, suitable for framing and display for non-commercial purposes in the Investor’s home or other personal space.

Auction Platform

Overview. The Auction Platform licensed to the Company operates consistently with the principles outlined above. It enables prospective Investors to aggregate their bids in real-time and consolidate them for entry into the Auction for the Artwork. These Fractional Bidders compete amongst themselves for allocations of shares in the Artwork if they are successful which ultimately become Class A Shares if the Closing of the Offering occurs. They also compete with “100% Bidders” who desire ownership of the Artwork in its entirety. As a result, the true market demand for the Artwork can be determined.

The Auction Platform is designed to mirror the traditional auction process as closely as possible.  The Auction will be conducted so as to accept a singular bid akin to traditional English auctions.  The aShareX system increments the price as each Price Bucket is filled by either a Valid Bid (as defined below) by Fractional Bidders, or a bid by a 100% Bidder.  Bidding continues until a Price Bucket cannot be filled to 100%, at which point the Auction for the potential investors ends.  The process is designed to be fair, simple and rely on the participants’ existing understanding of how traditional auctions are conducted.

Fractional Bidders create a “Valid Bid” when they have aggregated sufficient Fractional Bids such that the summation of their shares in the Artwork at the current Price Bucket equals total shares offered. A partially filled Price Bucket is not a Valid Bid and will be given no standing if a 100% Bid is received prior to the Fractional Bidders filling the current Price Bucket. Once 100% of the shares in the Artwork are bid for, no additional bids at that price will be accepted. Only the first Valid Bid or 100% Bid at a given price will be accepted.

Upon completion of the Auction, the successful bidders will pay, in addition to the Hammer Price (namely the final bid price), a Buyer’s Premium (namely a commission charged by the Auction House), applicable taxes and the Sourcing Fee (the fee paid to the Asset Manager, as defined below). The Fractional Bidders will have complete visibility of these cost items in making incremental bids of the Hammer Price. Since the Auction House will ship the Artwork, if purchased by a Series, by common carrier to a state imposing little or no sales or use tax, such as Oregon or Delaware, and store it there, the taxes imposed on the purchase of the Artwork should not be significant.

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Sample Auction Platform Dashboard*

Key:

1.	A picture of the artwork being auctioned with a valuation range provided by the Auction House.
2.	A visual display of the bidder’s individual bid at the Current Bid Level.
3.	The history all bids placed in the Auction.
4.	A live video feed of the auctioneer.
5.	A graph of the demand from Fractional Bidders at the Now Asking price.
6.	A message bar informing the Bidder of all necessary information.
7.	Input field for Fractional Bid Amount.
8.	Fractional Bid Types.
9.	Summary Bid Information and Bid Summit Button.

*Dashboard is subject to change at the Company’s discretion.

Spending Limit; Limit Bids. Prior to the Auction, the Company will assign to each bidder a spending limit, which is the maximum amount that he or she can spend in the Auction, taking into account the Buyer’s Premium, taxes and Sourcing Fee. The spending limit is set based on the financial restrictions imposed on non-Accredited Investors and the liquidity and net worth of the investor based on the financial information provided to Dalmore Group, LLC (“Dalmore”), our broker-dealer of record, and the Company. Non-Accredited Investors must self-attest that they will not bid an amount exceeding 10% of the greater of their net worth or annual household income per the investment limitations set by Regulation A, Tier 2. Benefit Plan Investors as a group may not submit bids that exceed 24.9% of the available Shares for the Artwork. The Auction Platform is designed to reject bids if spending or investment limitations are exceeded. Subject to the spending limitations imposed by the Company, both Fractional Bidders and 100% Bidders can place pre-auction Limit Bids.

The Company is currently owned 100% by the Manager and management services are performed on its behalf by aShareX Management, LLC (the “AM” or “Asset Manager”).

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aShareX Auction Participation. aShareX, the Manager, the Asset Manager and their respective directors, officers and direct and beneficial owners (collectively, the “aShareX Parties”) may not participate in the Auction given the non-public information they may possess concerning pre-bidding (including Limit Bids) and bidding as the Auction progresses. This is true even when we organize and conduct the Auction without use of a traditional Auction House. In such capacity, we will be functioning as an auctioneer with respect to Artwork we hold on consignment for the Seller, and apart from the right to receive a standard Buyer’s Premium or possibly an amount charged by an Auction House to the Seller of the Artwork for the sale which can be a percentage of the proceeds received for the Artwork (the “Seller’s Commission”), we will not otherwise have an economic interest in the Artwork or the proceeds thereof.

Concluding an Auction. The Auction ends when the current Price Bucket amount has not reached full participation either by a 100% Bidder or Fractional Bidders. The auctioneer controls the length of time that a Price Bucket may be open and can end the auction when they believe that providing additional time will lead to no additional bids. The winning price, or Hammer Price, is the highest Price Bucket that was filled.

The post-auction process is determined by whether a 100% Bidder or Fractional Bidders win(s). If a 100% Bidder wins the Auction, it will pay for and possess the Artwork, its ownership will not be fractionalized into Class A Shares and the Offering will terminate. Conversely, if Fractional Bidders win the auction, the Auction Platform automatically determines which Fractional Bids won and how many Class A Shares will be allocated to each Fractional Bidder. All Fractional Bidders pay the same winning price per Class A Share.

Failure to Qualify the Offering. Investors will not be able to submit binding bids with respect to any Auction until after qualification of the Offering Statement by the SEC.  Potential Investors will only be permitted to participate in the Auction for a particular Artwork if the Auction takes place within two calendar days following qualification of the Offering of the Series associated with such Artwork. However, the date of the Auction may be scheduled prior to our qualification of the Offering for the applicable Series, and if the Offering is not qualified in the requisite time period, the Auction may be rescheduled or take place without the participation of Fractional Bidders in the discretion of the Managing Member.  If the Auction takes place without the participation of the potential Investors or Fractional Bidders, the Offering Statement related to that Series may be withdrawn, or the Offering may be terminated.

In the future, the Company may institute a process whereby potential Investors can submit indications of interest as non-binding “pre-bids” for Auctions in which they are interested in participating prior to qualification of the applicable Offering Statement, but no such pre-bids would become binding or otherwise constitute any commitment by the potential Investor unless and until such pre-bid was affirmatively confirmed after the qualification of the given Offering Statement.

Deficiency in Funding. After the allocation of Class A Shares to the winning Fractional Bidders, the Managing Member will proceed to close the Offering by soliciting the execution of Subscription Agreements and the funding of the Offering price for the Class A Shares to be issued to Investors submitting a bid on the Auction Platform that is at or above the price point that prevails in winning the Auction (a “Winning Bid”), and attending to the issuance of the Class A Shares to such Investors upon the closing of the Offering. The Company anticipates the closing will take place as soon as practicable after the Auction. If any of the Class A Shares offered remain unsold, the seller of the Artwork will be asked to either reduce the aggregate amount of the Hammer Price and the Buyer’s Premium (“Purchase Price”) or accept Class A Shares for the deficient amount, assuming the seller is an Accredited Investor or otherwise qualified to purchase Class A Shares (a “Qualified Purchaser”). To the extent there remains a deficient amount, the unsubscribed Class A Shares will be offered (i) first, to the Investors already participating in the Offering, (ii) second, to the aShareX Parties, and (iii) finally, to any other Qualified Purchaser (including an aShareX Party) with preference given to registered Investor Platform users. Notwithstanding the foregoing, none of the aShareX Parties may purchase Class A Shares in an Offering, and if offered shares pursuant to the procedure outlined in the immediately preceding sentence, they may not purchase more than 20% of the Class A Shares sold in the Offering. There can be no guarantee that any of these alternatives will successfully remedy the deficiency, and the Series may not be able to purchase the Artwork.  If the Offering does not close, amounts funded by the potential investors to the escrow facilitator will be returned to them without deduction (other than for wire fees incurred by the Company in receiving the funds).

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Overview of Trading Platform. We do not currently intend to list the Class A Shares for trading on a national securities exchange and no public market currently exists for our shares. The Company intends to engage North Capital Private Securities Corporation (“North Capital”) to facilitate the secondary transfer of Class A Shares on the Trading Platform (referred to also as the “PPEX ATS”). The PPEX ATS was established in the fourth quarter of 2021 as a venue for secondary trading of security interests and provides Investors an efficient means to buy and sell Class A Shares, subject to restrictions under state and federal securities laws and the transfer restrictions listed in the Operating Agreement. When trading through the Trading Platform, Investors will submit bid and ask quotes on the Investor Platform to purchase or sell Class A Shares, with any transactions to be executed by the executing broker-dealer through the non-discretionary matching procedure established by the Trading Platform. Neither aShareX nor its affiliates facilitate, execute or transmit transfers of Class A Shares through the Trading Platform. Trades of Class A Shares matched on the PPEX ATS are intended to comply with Blue Sky laws either through a manual exemption in states where available, through a direct filing with the state securities regulators where required, or as isolated non-issuer transactions. The Class A Shares of each Series will be identified by a unique CUSIP number.

On February 7, 2023, the Company and Dalmore entered into an Agreement (the “Secondary Brokerage Agreement”), pursuant to which Dalmore, as the executing broker (in such capacity, the “Executing Broker”), will perform certain services in support of, and be responsible for executing, the secondary trading of Class A Shares.  As compensation, the Executing Broker will receive 2% of the gross proceeds paid in each secondary sales transaction in which it is the executing broker dealer (1.0% from the buyer and 1.0% from the seller).    The facilitation of resale transactions is accomplished periodically through the Executing Broker’s role as a registered broker-dealer member of the PPEX ATS, a broker-dealer registered with the SEC and as a member of FINRA and SIPC.

No Class A Shares are currently trading on the PPEX ATS or any other Trading Platform and the Company does not know when such trading will become available, if ever.

Protection of the Artwork

Title to each piece of Artwork purchased by a Series will be held by an SP established by Cayman for the benefit of the Series. The Series will be the sole owner of the SP and the SP will be the owner of the Artwork which will be insured and stored in the United States. The Asset Manager will attend to all of the day-to-day operations of the Series and its SP in preserving, maintaining, displaying and holding the Artwork for value appreciation. The Asset Manager intends to store the Artwork in a manner that prioritizes its ongoing security, in a professional, temperature-controlled facility and in accordance with standards commonly expected when managing fine artwork of equivalent value, and always as recommended by the Managing Member in consultation with the Advisory Board. The facility will be monitored by staff, under constant video surveillance, and inspected on a periodic basis in accordance with a pre-agreed schedule. From time to time, the Artwork may be displayed or exhibited by loan to a museum, gallery or private party, and in such cases, the Asset Manager will ensure that the Artwork is handled, transported and exhibited with the appropriate care and insurance coverage to minimize loss. The Asset Manager will use commercially reasonable measures in attending to such tasks. If the Artwork is displayed or exhibited, it will be done so only if the counterparty pays for all expenses associated with the display (including transportation, security, display costs and insurance). The Asset Manager may also receive a reasonable fee from such counterparty for arranging for, negotiating the terms of, and overseeing such transaction.

Revenues and Expenses

It is not expected that the Series or SP will generate any significant revenues or expenses prior to the sale of the Artwork. Except for the fees to the Broker paid by the Managing Member, all Offering and Operating Expenses will be paid by the Asset Manager from the proceeds of the Sourcing Fee and then from its own resources. If Extraordinary Expenses are incurred by a Series or SP, the Managing Member may elect to fund such expenses through loans made to the Series or SP, as applicable, charging interest at the then Prime Rate plus two percentage points. The Managing Member may also engage a commercial lender to fund the loan at market rates. All loans for Extraordinary Expenses shall be repaid upon the sale of the Artwork or from the proceeds generated by the issuance of additional Class A Shares.

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Sale of the Artwork

The Artwork held by each Series may be sold prior to the sixth year following its acquisition only if a compelling offer is received and it is recommended by the Managing Member and approved by a Majority Vote. The Class A Members, by a Majority Vote, may cause the Managing Member to consummate a sale of the Artwork in either the sixth or seventh years following its acquisition. If a prior sale has not been so approved, the Managing Member must sell the Artwork in the eighth year (although the consummation of the transaction may extend into the first few months of the following year). The Managing Member will make every effort to distribute the Net Sales Proceeds in the year it is sold as part of a liquidating distribution of the Series and its SP. The Managing Member shall use commercially reasonable efforts to effect the sale of the Artwork at favorable prices and terms, but otherwise in its sole discretion (provided that any such sale shall only be for cash). The sale may be effected through a public auction or private sale, and if through a public auction, the Managing Member may form an investor group, including Class A members who wish to retain indirect ownership in the Artwork, to bid as a group using the Auction Platform. None of aShareX, the Managing Member or the Asset Manager have offered prior investment programs which disclosed in the offering materials a date and time period for liquidating the investment program, except where such liquidation period is still at a future date.

Upon sale of the Artwork, payments from proceeds may be owed to the artists or other third parties. These payments, to the extent known at the time of this Offering, will be described in the applicable Offering Statement.

The Art Market

Background. The global art market is comprised of a network of auction houses, dealers, galleries, advisors, agents, individual collectors, museums, public institutions, and various experts and service providers engaged in the purchase and sale of unique and collectible works of art. We estimate that the total value of art and collectables held by private collectors was just over approximately $2.1 trillion in 2023, based on data included in the Deloitte Art and Finance Report 2023. Over the past decade, total annual art sales have ranged from $50.1 billion to $68.2 billion and have grown at a 5.1% compound annual growth rate from 1995 through 2020. The art market is viewed as having a low correlation to the S&P 500 (estimates of - .03 to .19) and to interest rates. More fundamentally, it has returned 8% per annum since 1972, and 5.5% per annum since 2002. Surprisingly, the art market only constitutes an average of 2% of an investor’s portfolio.

While art collectors can enjoy the aesthetic and societal benefits of art ownership and patronage, works of art can equally be valuable assets that deliver financial, as well as emotional rewards to their owners. Art has often acted as a store of wealth, with price appreciation in excess of U.S. consumer price inflation over the long term. Many of those who collect art therefore do so with an eye upon its investment potential as well as its aesthetic appeal. Put simply, art can be considered an investable asset class.

In general, art as an investment bears the following characteristics:

•	Demand for artwork generally coincides with wealth creation among the global ultra-high-net-worth community.
•	Supply of artwork, particularly at the high-end of the market, is relatively fixed or otherwise scarce.
•	Art is an internationally marketable good that can be transacted in any locale or currency.
•	Art is a tangible, mobile store of value without a currency-specific denomination nor tied to a financial cash-flow.

Current Trends. Artnet News’ Fall 2022 Intelligence Report stated that despite a chilling climate, the total art market remained at the same level as its equivalent 2021 counterpart. This resiliency was further challenged by a market-wide cooldown in 2023, however, as auction data reveals a 16% decrease in sales at the major houses for the first half of the year, according to Art Basel & UBS’s The Survey of Global Collecting 2023. A pullback is a healthy part of any cycle, and aggregate sales are still registered at greater levels when compared to 2019, showing a positive trajectory.

In 2022, both Sotheby’s and Christie’s officially posted their highest sales records of all-time at a combined $16.4 billion. Sotheby’s in particular credited the “fresh to market single-owner collections” for this success, spearheaded by the Macklowe Collection sale, the second part of which took place earlier in the year. Christie’s similarly achieved their record-setting results with the Paul Allen sale in November 2022, an historic $1.6 billion blockbuster comprised of elite, never-before-seen masterpieces by blue chip artists.

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These results highlight the trend toward more expensive artworks, mirroring the increase in wealth seen amongst the world’s billionaires since the start of the pandemic. In fact, according to the 2022 Artnet Fall Intelligence Report, the only price bracket to see an increase in total sales year over year was for works worth more than $10 million, which increased almost 30%. This ultra-high-end segment of the market has experienced enormous gains since the last recession in 2008, with 600% sales growth by value and a 438% increase in lots sold by 2021, according to Art Basel & UBS’s annual Art Market Report for 2021.

On the other end of the spectrum, sales figures for artworks created in just the past twenty years—which all fall under the genre of Ultra-Contemporary—have more than doubled in value from 2020 to 2021, with the genre itself tripling in sales since 2019. Known colloquially as “red-chip” art (from the game of poker meaning less than “blue”), these wet canvases and the young artists who created them have served to fill the void brought on by increasing wealth meeting increasing scarcity and competition at the high end.

The economic and political conditions throughout 2023 which have led to the current market cooldown have also exacerbated this high-end scarcity, leading to lower-than-expected total sales numbers for the year. Additionally, the slightly lower recalibration of prices for artworks at auction has sellers holding back top works and buyers waiting for more opportune deals. ArtTactic’s A Year in Review art market report covering 2023 showed that there was conversely an increase of 18% in the number of artworks sold below $50,000, as caution increases for both sellers and buyers at the highest prices.

As the supply towards the top end of the market becomes thinner, value concentrates in proven blue-chip artwork with consistent historical performance. As highlighted in Deloitte and ArtTactic’s Art & Finance Report 2023, Artnet’s index for fine art clocked a positive 4.2% return against a loss of 6.6% for the S&P 500 between January 2022 and the first half of 2023.

Impact of the Pandemic. In 2020, the art market experienced a significant transformation in the wake of COVID-19, a global pandemic that impacted economies across the world. After the disruption to the traditional schedule of in-person art fairs and public auctions, the art market demonstrated resilience in the global demand for auction-grade fine art. Art market participants responded by re-shuffling sales calendars, re-imagining marquee auction sales formats, extending sales outposts beyond traditional big city locations and aggressively promoting online sales.

These efforts combined to mute the overall market impact of COVID-19 in 2020 and led to a strong rebound in activity in the second half of 2020. Following a 49% fall in sales volume in the first half of 2020 (including postponed spring sales that took place in early July), the second half rebounded strongly with total sales of $4.5 billion, a 56% increase from the first half of 2020 and a 4.5% increase from the same pre-COVID period of 2019. The first half of 2021 continued this rebound, with $5.9 billion in public auction sales (as measured by ArtTactic). The growth in online sales during the pandemic has continued, with online auction sales at $670.6 million through June 30, 2021, up from $394.7 million and $69.0 million for the comparable periods in 2020 and 2019, respectively.

While global auction sales by Christie’s, Sotheby’s and Phillips totaled $5.9 billion in the first half of 2021, a 105% increase from the comparable period in 2020, the Impressionist, Modern, Post-War and Contemporary segments of the auction market comprised nearly 65% of public auction sales for the period.

In 2020, the Post-War and Contemporary segment of the art market also continued to gain market share, accounting for 55% of the value of public auction sales, up from 53% in 2019. Based on The Art Market Report 2021, published jointly by Art Basel and UBS, global art sales totaled $50.1 billion in 2020. While global art sales were down 22% in 2020 as compared to 2019, the year-over-year decline was less severe than in 2009, when, largely as a result of the financial crisis, sales fell by 36% compared to 2008, and global art sales in 2020 remained well above the 2009 level of $39.5 billion.

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In general, the global art market is influenced by the overall strength and stability of the global economy, geopolitical conditions, capital markets and world events, all of which may affect the willingness of potential buyers and sellers to purchase and sell art. While the global art market is large, its exact size is unknown and statistical data is inconsistent. Much of the uncertainty stems from differing estimates of the size of the private dealer and gallery market, which is based on survey data, but disparities also exist in reported auction sales.

Observations on the Historical Progression of Art Prices. The following are general observations based on a repeat-sales index of historical art market prices computed based on a value-weighted basis and focused on the Post-War & Contemporary Art category, as developed by aShareX, and we believe these characteristics present the investment case for art as a possible risk diversifier:

•

The Post-War & Contemporary Art category showed price appreciation at an estimated annualized rate of 13.6% from the year ended December 31, 1995 to June 30, 2021, versus 9.5% for the S&P 500 Index (includes dividends reinvested) for the same period.

•	Correlation factor of (.10) between Post-War & Contemporary Art and the S&P 500 Index based on annual price performance from the year ended December 31, 1995 to June 30, 2021.
•	Resilience of art market transaction volume through periods of financial stress (e.g., 2001-2, 2008-9, 2020).

Art Appraisals, Valuation, and Auction Estimates.  The fair market value of art and other unique collectibles is generally assessed by expert appraisers using relative valuation techniques by analyzing historical comparative transactions involving similar works, characteristics of the specific work, supply and demand factors, subjective perceptions of value, among other factors. However, there is no efficient market that determines the price of an artwork and there is no standardized art valuation methodology. Complicating the matter is that there is tremendous variability in the market value of individual artworks by any given artist. These differences are influenced by the perceived quality of the work, materials, condition, color, size, subject matter, provenance and other factors. Auction houses generally estimate the sale price of an artwork prior to conducting a sale. Such sale estimates are intended to provide general guidance to potential bidders regarding the expected price outcome of the artwork, however estimates may not be “arm’s length” and are often negotiated with the selling party. Therefore, they cannot be used as unbiased guidelines in determining the value of an artwork.

Private and Gallery Sales. The private art market is made up of a network of galleries, dealers, art fairs and other intermediaries that sell artwork in privately negotiated transactions, which are generally not publicly reported. Galleries and other intermediaries that sell high end art have extensive relationships with artists, critics, collectors and others in the art market and are often driven by self-interested objectives, such as enhancing the reputation and market value of artists they represent or the market value of their inventory. Accordingly, galleries can be highly selective in determining which collectors are permitted to purchase from them, preferring those who are likely to hold works for a long period of time and enhance the provenance of a piece. Most private and gallery sales are confidential. Sellers generally determine pricing in private sales in which the dealer or gallery acts as an intermediary in negotiating a transaction with a buyer.

According to the 2020 Art Basel Report, auction sales accounted for an estimated 38% of total sales by dollar volume in 2019, as compared to approximately 43% in 2018, with the balance accounted for by the private market. Auction houses are also increasingly participating in the private market, brokering non-auction sales transactions. The relative size of the private dealer and gallery market as compared to the auction market tends to shift based on overall market sentiment, where market optimism tends to bolster auction sales.

Auction Sales. The auction market is made of a global and regional auction houses that conduct regular sales of artwork and other collectibles in a public auction format, as well as provide other art-related services. In general, the auction market is more transparent and more open than the private sales market as sale prices are determined through open competition, in which any qualified individual can participate and potentially buy the offered work. Interested buyers place sequential, ascending bids in a format referred to by economists as an English Auction. Bidders determine the price of the art in an auction sale, though the consignor typically sets a reserve floor price, or “reserve”, below which it would be unwilling to sell the work. A low and high estimate of the sale price is set by the auction house, with the consignor’s input, based on a variety of factors, including the prior sales history, market factors, supply considerations and the reserve price floor. If a consignor does not agree with the estimate range proposed by the auction house, it can withdraw the consignment. Auction houses frequently set estimates at lower levels to either entice bidders to participate or potential consignors to offer their work at auction. Thus, estimates should not necessarily be viewed as proxies for determining market value.

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The price at which an auctioneer declares an item sold at a public auction, referred to as the “Hammer Price,” does not reflect either the amount realized by a consignor or the price paid by a buyer. In addition to the Hammer Price, the successful bidder must pay the so-called “Buyer’s Premium,” which is effectively a commission on the sale that generally ranges between 13.9% and 28% of the Hammer Price.  In certain auctions, the Asset Manager may act as the auctioneer and be entitled to the Buyer’s Premium. For purposes of this Offering Circular, the aggregate amount of the Hammer Price and the Buyer’s Premium are considered the “Purchase Price” for the Artwork. The economics received by a consignor in an auction can vary widely. For works of relatively low value, consignors may also be required to pay a Seller’s Commission to the Auction House. For higher value works, consignors often pay no commissions and may be entitled to receive a portion of the buyer’s premium, if not the full amount of the purchase price.

The public nature of auction sales can pose certain risks for consignors. A work that fails to sell at auction as a result of not attracting a bid in excess of the reserve price, will often be much harder to sell in the future. The rate at which artwork fails to sell at public auction, referred to as the “buy-in rate,” is generally around 30%, according to publicly available data. The value of an artwork is highly subjective, so a failure to sell a piece at auction is damaging to the perceived value of the work, a concept referred to the art industry as “burning” the work.

In order to attract high-value consignments, an auction house may offer a guaranteed minimum price to a consignor. In exchange, the consignor agrees, if the final sale is in excess of the guaranteed amount, to pay the auction house a certain percentage of sale proceeds above the guaranteed amount. To offset the risk of a sale below the amount guaranteed to the consignor, an auction house may also secure a minimum guaranteed bid from a potential buyer, also known as a “third-party guarantee” or “irrevocable bid”. These guarantees effectively provide certainty that a successful sale will occur. The economic terms of guarantees and irrevocable bids are not typically disclosed and can vary widely based on negotiations between the relevant parties.

Auction houses publicly report total sale prices that reflect the Hammer Price (i.e., the price at which the auctioneer declared the winning bid), plus the Buyer’s Premium, but tend to exclude applicable taxes, fees and royalties, which are typically paid by the purchaser. The Buyer’s Premium schedule is published by the auction house and is updated or revised periodically. The Buyer’s Premium (inclusive of any additional “Overhead Premium,” if applicable) for the New York salesroom of each of the major auction houses as of the date of this Annual Report is as follows (percentages and USD amounts relate to the Hammer Price):

Sotheby’s	Christie’s	Phillips

20% up to and including $6.0 million	26% up to and including $1,000,000	27% up to and including $1,000,000
10% above $6.0 million	21% from $1,000,001 to $6.0 million	21% from $1,000,001 to $6.0 million
	15% above $6.0 million	14.5% above $6.0 million

The amount of the published sale price a consignor receives is typically reduced by all or a portion of the Buyer’s Premium and, in some cases a sales commission. The percentage of the Buyer’s Premium received by the consignor, if any, and the amount of any sales commission payable by the consignor, if any, are negotiated between the consignor and the auction house and vary widely depending on a number of factors, including the value and importance of the specific work, whether the work is sold as an individual piece or part of a larger collection, anticipated demand levels and other factors. For high value items, auction houses often waive the sales commission and rebate a portion of the Buyer’s Premium to the consignor, which is commonly referred to in the industry as an “enhanced hammer.”

Auction Houses do not publicly report the economic terms of transactions with consignors, so the Company cannot determine with any degree of confidence what percentage of a sale price would be received by the Company upon a subsequent sale of the Artwork. In addition, the economics receivable by a seller are less favorable if the work is subject to a pre-auction guaranty. Based on experience, we believe that it would be reasonable to expect that the net pre-tax cash proceeds receivable by the Company in an auction sale would be approximately 80% to 90% of the published sale price, however, the net result could fall outside of this range. The existence of any such guarantee arrangement would provide greater certainty of success at auction, but could reduce the sales proceeds received by the Company.

Art Market Regulation. Art as tangible personal property is subject to regulation under different city, state and federal statutory schemes. Generally, domestic art transactions that are conducted within the United States are subject to state Uniform Commercial Code statutes, which govern the sale of goods. Some states have additionally enacted art specific legislation, such as New York’s Arts and Cultural Affairs Law and California’s Resale Royalty Act. In addition, federal statutes such as the Holocaust Expropriated Art Recovery Act and the National Stolen Property Act can apply to title disputes in the art market context. International art transactions involving the import and export of art into and out of the United States will subject us to the rules and regulations established by United States Customs and Border Protection. Further, we will be subject to the requirements of the federal Convention on Cultural Property Implementation Act which is the United States’ accession legislation for the 1970 United Nations Educational, Scientific, and Cultural Organization (UNESCO) COP which protects countries’ cultural property, including artwork. New York City, as a major art auction center, has enacted legislation governing the activities of auctioneers in the New York City Administrative Code and aShareX may be subject to these regulations through its transactions and financing arrangements with auctioneers.

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Historical Art Price Indices. The historical performance of prices in the art market can be estimated using different techniques and is generally derived from publicly available auction sales results. General statistical summaries of past prices, such as historical average or median prices, can provide a broad sense of price direction across the art market or for a specific artist. However, given that the supply of art transacted in any given period is not homogenous, changes in average or median prices from period-to-period may not be reflective of changes in the underlying value of the artwork, but may reflect varying quality or other characteristics that were present in the artwork sold.

Art market indices provide an alternative means to gauge market performance. A number of techniques have been developed in this regard. A repeat-sales-based index follows a methodology similar to that used to estimate home price appreciation, most notably through the S&P CoreLogic Case-Shiller Index. The best-known repeat-sales index for the art market is the Sotheby’s Mei Moses, which was originally developed in 2002 by New York University Stern School of Business Professors Jianping Mei, PhD and Michael Moses, PhD, and was later acquired by Sotheby’s in 2016. The Sotheby’s Mei Moses index factors in differing levels of quality, size, color, maker, and aesthetics of a work of art by analyzing repeat sales. Another methodology is the hedonic price index, which estimates the historical progression of prices based on analysis of all available transactions and controlling for certain “hedonic” characteristics, such as artist name, dimension, medium, art category, among others. The use of these techniques, among others, provides insight into the behavior of art as an investment.

Employees

None of the Company, Cayman, each Series and each SP (collectively, “Company Group Members”), are expected to have employees inasmuch as their day-to-day operations will be administered by the Asset Manager.

Legal Proceedings

There are no legal proceedings currently pending against us which would have a material effect on our business, financial position or results of operations and, to the best of our knowledge, there are no such legal proceedings contemplated or threatened.  It is possible that the Company Group Members will find themselves involved in litigation, in which case it will be wholly reliant on the Managing Member to address and resolve the litigation.  If the Managing Member settles a case or receives an adverse judgment, it must then either lend funds or arrange for financing from a commercial lender to satisfy the obligation and any such loan will be considered a loan for Extraordinary Expenses.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of the Company should be read in conjunction with our audited Consolidated Financial Statements and the related notes.

Overview

We are a Delaware series limited liability company formed to facilitate an investment in the Artwork by conducting Offerings of our Class A Shares pursuant to a Tier II offering under Regulation A+, acquiring the Artwork and maintaining it for future sale. We and the Artwork are managed by the Managing Member and the Asset Manager, respectively.

During all relevant times following the closing of an Offering, title to the Artwork has and will continue to be held by a SP. The Company owns 100% of the share capital of Cayman, and each SP is treated as a subsidiary of the associated Series for financial reporting purposes. As of December 31, 2023, the aShareX SP 10 held title to a lithograph of Angel (2014) by Ed Ruscha (the “Series 10 Artwork”) as its sole material asset and had $10,176 in liabilities. Neither the Company nor Cayman are anticipated to use borrowings or leverage to purchase or hold the Artwork or to incur any material indebtedness, except in extraordinary circumstances.  The Managing Member and Asset Manager will have sole control over all matters affecting the Company, Cayman, each Series and each SP including the insurance, storage and the terms of sale of the Artwork, and initiating and defending litigation.

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The Company has entered into an Asset Management Agreement with the Asset Manager, whereby the Asset Manager will pay for all Offering Expenses (other than the Broker Fees paid by the Managing Member) and Operating Expenses of the Series and each SP for their day to day operations (including audit, accounting and tax preparation fees, SEC and state registration and filing fees, the costs of insuring, storing and transporting the Artwork) prior to the date the Artwork is sold.  In exchange for the service, the Asset Manager will be paid by the Investors in each Series a Sourcing Fee equal to six percent (6%) of the Purchase Price of the Artwork acquired by such Series.  The Asset Manager may determine to sell the Artwork without engaging a third-party intermediary, or, as auctioneer, it could conduct an auction to sell the Artwork.  In such event, the Asset Manager could charge the buyer a reasonable fee not to exceed the lowest published Buyer’s Premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

Other than activities related to the Offerings and the acquisition and maintenance of the Artwork, we have not conducted any other business activities or operations.

We do not expect to generate any material amount of revenues or cash flow unless and until we sell the Artwork. We are totally reliant on the Asset Manager to maintain the Artwork and administer our business.

Critical Accounting Policies and Estimates

The preparation of our financial statements in accordance with United States Generally Accepted Accounting Principles (GAAP) will be based on the selection and application of accounting policies that require us to make significant estimates and assumptions about the effects of matters that are inherently uncertain. We consider the accounting policies discussed below to be critical to the understanding of our post-Offering financial statements. Actual results could differ from our estimates and assumptions, and any such differences could be material to our financial statements.

Acquisition Costs—Artwork

Upon acquisition, the Artwork will be recorded on the Series’ books at its original cost basis—essentially its acquisition cost, including any deposits for the Artwork funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Artwork related to each Series incurred prior to the closing, including brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes. Artwork is determined to have an indefinite life and thus its cost basis is not amortizable or depreciable. The Company will review the Artwork for impairment in accordance with the requirements of ASC 360-10, Impairment and Disposal of Long-Lived Assets (“ASC 360”). These requirements will obligate the Company to perform an impairment analysis semi-annually and whenever events indicate that the carrying amount of the Artwork might not be fully recoverable. If it is determined that an impairment loss must be recorded it will be calculated based on the difference between the then carrying amount of the Artwork and its estimated fair value. Any such impairment analysis will depend in substantial part on the annual third party valuation of the Artwork commissioned by the Managing Member and included with the Company’s annual SEC filings.

There is no guarantee that the Artwork is free of any claims regarding title and authenticity (e.g., claims regarding being counterfeit or previously stolen), or that such claims will not arise. The Company will not have complete ownership history or restoration and repair records for all Artwork. In the event of a title or authenticity claim, the applicable Series and the Company may not have recourse against the Artwork seller or the benefit of insurance, and the value of the given Artwork may be diminished.

In November 2023, Series 10 acquired Series 10 Artwork for $9,600.  The Company determined that no impairment was necessary as of December 31, 2023.

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Contingencies

We and each Series may be subject to lawsuits, investigations and claims (some of which may involve substantial dollar amounts) that can arise out of our normal business operations. We would continually assess the likelihood of any adverse judgments or outcomes to our contingencies, as well as potential amounts or ranges of probable losses, and recognize a liability, if any, for these contingencies based on a thorough analysis of each matter with the assistance of outside legal counsel and, if applicable, other experts. Because most contingencies are resolved over long periods of time, liabilities may change in the future due to new developments (including new discovery of facts, changes in legislation and outcomes of similar cases through the judicial system), changes in assumptions or changes in our settlement strategy.

We had no contingent liabilities as of December 31, 2023.

Income Taxes

Each Artwork will be owned by a segregated portfolio of a Cayman Islands company which will be treated as a C corporation for U.S. federal income tax purposes.  The profit or loss generated by the Cayman company (either directly or through its segregated portfolios) should not be subject to tax in the U.S. or Cayman Islands, and should only result in taxable income when the Artwork is sold and the proceeds distributed to the Series who acquired the Artwork. The Company is a limited liability company and each Series is essentially viewed as a disregarded entity for U.S. tax purposes. Accordingly, under the Internal Revenue Code, all taxable income or loss of the Company and each Series flows through to, and is recognized by, their respective members. Therefore, no provision for income tax has been recorded in the consolidated and consolidating financial statements at the Company level. The income and expense from each Series is allocated to its members in proportion to their percentage interests in the Series.

We had no federal and state income tax assets, liabilities or expenses as of and for the year ended December 31, 2023.

Operating Results

Changes in operating results are impacted significantly by any increase in the number of Artworks that the Company, through the Asset Manager, manages. During the fourth quarter of 2023, the Company engaged in acquiring the Series 10 Artwork and is currently in the process of attending to the mechanical steps necessary to complete this Offering and record the issuance of the Class A Shares.

Revenues

Revenues are generated at the Series level. We do not earn a material amount of revenue and do not expect to until the Artwork is sold.  The Class A Members, by a Majority Vote of those voting, control whether the associated Artwork is to be sold prior to the seventh anniversary of its acquisition. The Class A Members will be asked to vote on selling the Artwork in the sixth and seventh years following its acquisition, and the Company may solicit their approval prior to such time if a materially compelling offer presents itself. During the eighth year following the Artwork’s acquisition date, the Managing Member must sell the Artwork using commercially reasonable efforts to achieve a favorable price and terms.  See “Description of Business—Revenues and Expenses” and “—Sale of the Artwork” above.

Operating Expenses

The Operating Expenses incurred by a Series, though reflected in our financial statements, will be paid by the Asset Manager and will not be reimbursed by the Series or the members of any Series.  During the period of January 13, 2023 (inception) to December 31, 2023, Series 10 incurred $30,476 in Operating Expenses, primarily related to legal and professional fees, that will be paid by the Asset Manager. See Note 2—Summary of Significant Accounting Policies—Operating Expenses in the Notes accompanying the Consolidated Financial Statements.

Liquidity and Capital Resources of the Asset Manager

We do not anticipate that we will maintain any material liquid assets and, accordingly, we rely upon the Asset Manager to pay for the maintenance and administration of our business in accordance with the Asset Management Agreement.

We and the Asset Manager believe that the Asset Manager’s cash and other sources of liquidity, together with equity contributions from aShareX, earnings generated primarily from the Sourcing Fee, and its share of the Buyer’s Premium, will be sufficient for the Asset Manager to perform its obligations under the Asset Management Agreement for the foreseeable future. The Asset Manager is currently financed through equity contributions from aShareX. aShareX is currently funded through equity contributions of approximately $5.75 million from private investors.

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After the purchase of the Artwork associated with a Series, we do not believe we will need to raise any additional funds through the issuance and sale of additional Class A Shares of that Series. However, should the need arise in the future, our Operating Agreement also permits the issuance of Class A Shares to repay loans funded to pay Extraordinary Expenses.

We have no material commitments for capital expenditures.

Trend Information

Trends, uncertainties, demands, commitments or events that will materially affect our operations or the liquidity or capital resources of the Asset Manager are described in greater detail above under the heading “Description of Business—The Art Market”.

Recent Developments

On February 9, 2024 the Company formed aShareX Fine Art Series 11 to offer a collection of eight artworks from Jennifer & Kevin McCoy, Imo Nse Imeh, Wilfred Ukpong, Emerald Rose Whipple, Servane Mary, and Maria Gaspar. There are no additional material events requiring disclosure or adjustment to the consolidated and consolidating financial statements.

We currently intend to hold the auction with respect to the eight artworks at 5:00 pm on May 2, 2024, but such auction may be delayed for any number of reasons, including but not limited to, any delay in qualification of this offering.

Plan of Operations

We were formed as a Delaware series limited liability company to facilitate fractionalized investment in fine art. To that end, we establish each Series to acquire Artwork purchased by Investors through bidding on the Auction Platform. Other than activities related to the Offering and the acquisition and maintenance of the Artwork, we have not conducted, and do not plan to conduct, any other business activities or operations. We do not expect to generate any material amount of revenues or cash flow unless and until we sell the Artwork, as described under “Revenues” above. We are totally reliant on the Asset Manager to maintain the Artwork and administer our business.  The Company plans to launch approximately 5 additional offerings in the next twelve months.   We believe that the proceeds from the offerings, along with the assets of our Asset Manager, will satisfy our cash requirements for at least the next six months to implement the foregoing plan of operations.

ITEM 3. DIRECTORS AND OFFICERS

MANAGEMENT

Managing Member

The Managing Member, by virtue of its ownership of the Class B Shares in a Series and its rights under the Operating Agreement, controls the operations of the Company Group Members, and it directs the Asset Manager in the performance of its day-to-day management duties of those entities. The Managing Member is guided in these matters by its Board of Directors and Advisory Board.

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Executive Officers and Members of the Board of Directors

As of the date of this Annual Report, the following individuals serve on the Managing Member’s Board of Directors (and also serve as members of Cayman’s Board of Directors):

Name	Age	Position	Term of Office
Alan Snyder	77	Board Member/Chairman, CEO	Inception

Eric Arinsburg	43	Board Member, CFO	Inception

J. Nicholson Thomas	71	Board Member, General Counsel	Inception

Kevin Hughes	64	Chief Information Officer	Inception

Ryan Johnston	44	Chief Marketing Officer	Inception

Each of our officers is employed by aShareX, not the Company. aShareX does not provide services exclusively to the Company, and each of our officers and directors has business interests outside of aShareX, as described in more detail below under “–Related Party Transactions—Risks Relating to Potential Conflicts of Interest”. Given the limited nature of our operations, the amount of time required from our officers will vary significantly, and we believe each provides appropriate time to the Company alongside their other responsibilities.

There are no family relationships between any director, executive officer or any significant employee.

The Executive Officers and Key Employees of aShareX (who effectively serve similar functions for the Asset Manager and Managing Member) are as follows:

Alan Snyder is the founder and Chief Executive Officer (CEO) of aShareX. Alan is also the Managing General Partner of Shinnecock Partners, a family office investment boutique, and its investment funds, including ArtLending.com, which offers secured fine art lending for collectors and dealers. As part of ArtLending.com, Alan has forged relationships with the major auction houses, art dealers and fine art brokers around the world. Prior to forming aShareX, Alan was the founder, CEO, President and Chairman of Answer Financial Inc. and Insurance Answer Center, CEO of Aurora National Life Assurance, President/COO of First Executive Corporation, and Executive VP and Board Member at Dean Witter Financial (predecessor to Morgan Stanley), where, as part of a three-person team, he formulated the launch of Discover Card. He is also the former Chairman, President, and Board Member of the Western Los Angeles Boy Scout Council. Alan is a graduate of Georgetown University and Harvard Business School, where he was a Baker Scholar.

Shinnecock entered the fine art lending space in 2015 as part of its specialty lending practice and its business is transacted through a California lender license. The artwork and borrowers receive a detailed due diligence and underwriting, including valuations and examination of authenticity and provenance.  Most loans are for a duration of one year and thus are a form of inventory finance for major dealers and gallerists.  The artwork is subject to UCC filings, stored in vetted art warehouses under the lender’s control, and insured.  The art is all museum quality, for example, Picasso, Sargent, Rothko, Botero, Condo, Fontana and Titian.  Mr. Snyder and his executive team intend to apply these same principles to the acquisition and holding of the asset by the Company and each of its Series.

Eric Arinsburg, CFA is co-founder, Secretary, and Chief Financial Officer (CFO) of aShareX. Prior to joining aShareX, Eric was a convertible bond arbitrage Portfolio Managing Member for CNH Partners (the arbitrage affiliate of AQR Capital) and Ayrton Capital. Additionally, he was a co-founder of CNH Finance, an asset-backed lender focusing on healthcare loans, and Source Identity, a software company specializing in data collection in the aerospace and defense supply chain. Eric has a BS in Applied Economics and Management from Cornell University and an MBA from the Wharton School of the University of Pennsylvania.

Kevin Hughes is Chief Information Officer (CIO) of aShareX. Prior to joining aShareX, Kevin was the founder and Managing Partner for h7i, a boutique consultancy leading enterprise-level I.T. and digital programs to facilitate fast and effective change, where he successfully implemented various technology solutions and programs for institutions including the State of California, Southern California Edison, the Judicial Branch, and the UK Ministry of Defense, as well major brands such as Adobe, Viking, Disney, Honda, Toyota, Axa, and Nestle. Kevin also served as a Subject-Matter Expert consultant for the Obama White House. Throughout his career at his and other notable UK-based global IT and tech companies, Kevin won a plethora of awards including an Addy, Andy, Webby, WOTM, and FWA. Kevin has a CS degree from Open University in England.

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Ryan Johnston is Chief Marketing Officer (CMO) of aShareX. Ryan is the former Vice President of Marketing for WowWee Group Ltd. where he led all organizational marketing functions across a portfolio of brands, including creative development, paid media strategy, eCommerce, social media, influencers, PR, retail/trade marketing; he also oversaw WowWee’s internal creative studio and external agency partners. He further directed strategic development and implementation of WowWee’s D2C platform, encompassing both physical product and NFT sales. Ryan brings over 20 years of brand and marketing experience, having previously served as Vice President of Marketing at Sequoia Games, Chief Marketing Officer at Sweet Lady Jane Bakery, and held various marketing roles at Spin Master and Taco Bell. He holds a BA from UC San Diego and an MBA from the University of Southern California.

J. Nicholson (“Nick”) Thomas is General Counsel of aShareX.  Nick retired as a Partner from Gibson, Dunn and Crutcher LLP in 2012 where he spent over 35 years primarily focusing on corporate and tax matters.  Prior to that he achieved his CPA certificate by working in the international tax department at KPMG Peat Marwick.  After retiring from Gibson, Dunn, Nick has served as outside general counsel to a number of his former clients. Nick graduated from the University of Arizona with dual degrees in finance and accounting and from the University of Arizona College of Law.

Advisory Board

aShareX has assembled an Advisory Board to consult with the Managing Member on best practices in storing, preserving, insuring and maintaining artwork, such as the Artwork, and advising on matters associated with its eventual sale, including pricing and terms. The members of the aShareX Advisory Board include:

Steve Scharkss is a business and technical advisor to aShareX. Steve was a Vice President and Partner at IBM. Before that, he spent eight years as a Consulting Partner for Deloitte. A leader in providing innovative solutions to business and technology, his specialization is in providing top line and bottom line improvements via enterprise and digital transformation for business and technology with global companies. He has 30+ years of consulting experience at four major firms where he covered a broad spectrum of industries and business processes with the top three being media & entertainment, manufacturing, and distribution. Steve has a BS in Accounting and Management from Lehigh University and a Finance MBA from Fairleigh Dickinson University.

Randy Bassett is a general management advisor to aShareX. Randy was a Corporate Partner at Latham & Watkins. His practice centered on corporate acquisitions, dispositions and corporate finance, with a particular expertise in leveraged buyouts (LBOs). As a Partner in the Corporate Department, Randy served on the five-person Executive Committee overseeing the firm before simultaneously becoming Chair of the Finance and Real Estate department and Acting CFO. His primary client for a number of years was the merchant banking firm Kohlberg Kravis Roberts & Co (KKR), whom he represented in numerous acquisitions and institutional leveraged buyout funds via tender offer transactions, including Beatrice Companies and RJR Nabisco ($33 billion in combined capital raised). He also created the format for KKR’s investment funds. Randy has a BA in History from UC Berkeley and graduated Cum Laude from Harvard Law.

Marco Mercanti is an art advisor to aShareX. Marco is the founder and CEO of Oblyon Group. He has orchestrated over $225 million in art-secured loans on behalf of individuals, investment funds, gallerists, family offices, and private estates. He also transacted art sales for an overall value of $300 million. His expertise in deal making spans across various art categories from Antiquities to Modern Art. Marco has built a solid network within Europe, Latin America, Asia, and the US, where he can count the expertise of museum curators, scholars and experts in most fields of the art industry. Marco has a degree in Law from the University of Bologna and a Masters in International Banking Law from ESADE Business School (Barcelona).

Eric Budish is the Paul G. McDermott Professor of Economics and Entrepreneurship at the University of Chicago, Booth School of Business. He is also a Research Associate at the Bureau of Economic Research, Co-Director of the Clark Center for Global Markets at Chicago Booth, Co-Director of the Chicago Booth Economics PhD Program, and the Krane Distinguished Visiting Professor at the University of Chicago Law School. Eric is a leading researcher in the academic field of market design. He is best known for his market design inventions for financial exchanges and matching markets. He has also conducted influential research on market design theory, event ticket markets, blockchains and cryptocurrencies, patents and innovation, and various aspects of COVID-19 economic policy. He holds a BA in Economics and Philosophy from Amherst College, an MPhil in Economics from Oxford (Nuffield College), and a PhD in Business Economics from Harvard University. Eric gives frequent keynotes on his research and has received numerous academic awards including the Marshall Scholarship, the Sloan Fellowship, giving the joint AEA/AFA luncheon address, the Arrow award, and the AQR insight award.

19

Asset Manager

Our day-to-day operations are managed by the Asset Manager. The Asset Manager performs its duties and responsibilities pursuant to the Operating Agreement and Asset Management Agreement. The Asset Manager has the exclusive right and power to manage and operate each Series and Segregated Portfolio, subject to oversight by the Managing Director and the limited voting rights reserved for the Class A Members under the Operating Agreement. The Asset Manager will report to the Company on a semi-annual basis its current and total assets, liabilities and equity and the Company intends to include such amounts in its SEC reports. The Asset Manager’s services are not exclusive to the Company or to any Series and it may render the same or similar services as rendered to us to any person whose business could be deemed competitive.

The following summarizes some of the key provisions of the Asset Management Agreement and is qualified in its entirety by reference to the specific terms of the agreement itself which is included as Exhibit 6.1 to the Offering Statement.

Services. The following services will be rendered by the Asset Manager under the Asset Agreement:

Asset Based Services. The Asset Manager shall directly, or indirectly through one or more affiliates or third parties, engage and maintain personnel for the purpose of providing the following Asset Based Services to Series and SP:

(a)	maintaining storage, security and safekeeping of the Artwork;

(b)	maintaining asset-level insurance requirements for the Artwork;

(c)	managing transport for the Artwork in the ordinary course of business, including the display and exhibition thereof;

(d)	research services concerning the provenance and authenticity of the Artwork;

(e)	appraisal and valuation services other than in connection with the possible sale of the Artwork;

(f)

producing and distributing to Investors, subject to copyright and other intellectual property limitations, a high resolution digital image of the Artwork suitable for framing and display in the Investor’s home personal residence or other personal use for non-commercial purposes;

(g)

preparing any reports and accounts, including any blue sky filings required in order for the Class A Shares to be made available for sale in certain states and any annual audit of the accounts of the Series and SP, on a consolidated basis, and of the Issuer, on a consolidated basis with each of its Series, the SPC and the SPs, and any reports to be filed with the SEC including periodic reports on Forms 1-K, 1-SA and 1-U; and

(h)	other services deemed necessary or appropriate by the Asset Manager at its discretion to maintain the Artwork.

20

Entity Based Services. The Asset Manager shall directly, or indirectly through one or more affiliates or third parties, engage and maintain personnel for the purpose of providing the following Entity Based Services to Series and SP:

(a)	oversight and management of the Auction Platform and the Auction process to determine Winning Bidders among the investor group and the allocation of Class A Shares in Series;

(b)	management of preparation and filing of SEC, FINRA, state and other regulatory filings;

(c)	banking, financial, accounting and bookkeeping services, including retention of an auditor for the Issuer;

(d)	record-keeping, shareholder registrar, investor relations and regulatory compliance;

(e)	forming and operating in the ordinary course the Company, each Series and SP;

(f)	tax preparation and reporting services;

(g)	accounts payable management;

(h)	selecting and negotiating insurance coverage for each SP and Series, including operational errors and omissions coverage and directors’ and officers’ coverage;

(i)	maintaining the membership ledger for the Company and each Series and coordinating activities of the Company’s Transfer Agent, Escrow Facilitator and related parties;

(j)	software services;

(k)	oversight and provision of content for the Investor Platform;

(l)	maintenance of contractual agreements with key service provides such as Dalmore, North Capital, the Escrow Facilitator and the Transfer Agent; and

(m)	routine legal and professional transactional services in the ordinary course.

21

Extraordinary Services. At the direction of the Managing Member, the Asset Manager shall render services that are not routine or ordinary and hence are considered to be “Extraordinary Services,” including:

(a)	negotiation of terms of the sale of the Artwork and the execution thereof;

(b)	obtaining appraisals and statements of condition relating to the Artwork in connection with a sale transaction;

(c)	administrative services in connection with the dissolution and liquidation or winding up of SP and Series;

(d)

managing litigation, indemnification, regulatory investigations or proceedings, judicial proceedings or arbitration, including the defense and or settlement of any claims (regardless of whether or not any Company Group Party  is named as a defendant or party in any such claim);

(e)	conservation, restoration (as deemed necessary by the Asset Manager), reframing and other expenditures that increase the value of the Artwork;

(f)	any withholding, property tax, gross receipts, sales, use, VAT or income taxes imposed on the Series or SP as a result of their income, property values, receipts, earnings, investments or withdrawals;

(g)	other non-routine or extraordinary services not described above as Asset Based Services or Entity Based Services.

Compensation. In return for the services and the payment of the Offering Expenses not paid by the Managing Member, and all of the Operating Expenses (as defined below) of the Company Group Members, the Asset Manager shall be paid a fee (the “Sourcing Fee”) equal to six percent (6%) of the Purchase Price of the Artwork (namely, the sum of the “Hammer Price” and the “Buyer’s Premium” as described above). In addition to the foregoing:

(a) In connection with the Auction of the Artwork, the Asset Manager may receive a portion of the Buyer’s Premium received by the Auction House (even if the Series is not the purchaser of the Artwork).

(b) If the Managing Member elects to sell the Artwork without engaging a third-party intermediary, the Asset Manager may charge the buyer of the Artwork a reasonable fee not to exceed the lowest published Buyer’s Premium charged by Sotheby’s, Christie’s or Bonhams in effect at such time.

(c) The Asset Manager may receive a reasonable fee for its services in overseeing the display or exhibition of the Artwork in a gallery, museum or exhibition space, payable solely by the exhibitor.

(d) For each trade of Class A Shares on the Trading Platform, when available,  we anticipate that the Asset Manager will receive a fee equal to 3% of the offering price of the shares subject to the trade, paid 1.5% by each of the buyer and seller to the trade.  As the Trading Platform is not yet available, these fees are subject to modification.

22

Funding and Reimbursement of Expenses. In consideration for the compensation it receives under the Asset Management Agreement, the Asset Manager shall pay, and not be reimbursed by any of the Company Group Members for, (a) any costs or expenses associated with the Asset Based Services and Entity Level Services (referred to herein as the “Operating Expenses”), and (b) any Offering Expenses (excluding those Offering Expenses payable by the Managing Member). Offering Expenses include any expenses directly associated with the Offering such as the fees of North Capital, the Escrow Facilitator and Transfer Agent for services rendered in respect of the Offering, legal, accounting and auditing costs associated with the Offering, and SEC, FINRA and state registration and filing fees in respect of the Offering. The Asset Manager will not be required to pay, and if paid will be reimbursed by the associated Series and SP for, any costs or expenses associated with Extraordinary Services, as described above, or any item not considered an Offering or Operating Expense (an “Extraordinary Expense”). Examples of Extraordinary Expense may include costs associated with a sale of the Artwork (including funding any royalty obligation owed to the artist or other third party), litigation, indemnification or sales tax (to the extent not paid at the time of the Auction). If not reimbursed within thirty (30) days of invoice, such Extraordinary Expense shall be treated as a loan by the Asset Manager to the Series or SP, as applicable, bearing interest at the Prime Rate plus two (2) percentage points, from the date the cost or expense was invoiced until the date it is fully paid. Any such loan shall be repaid by the Series or SP from the proceeds received upon a sale of the Artwork, if not paid earlier, including through the potential issuance of additional Class A Shares.

Display Rights. The Asset Manager, at the directive of the Managing Member, shall have the right to display or exhibit the Artwork by lending or leasing it to museums, galleries or private parties so long as the Managing Member reasonably believes that such exposure increases or enhances the value, profile, public awareness or appeal of the Artwork; provided that the museum, gallery or private party covers all of the expenses associated with the display or exhibition (or, if not, such expenses are paid for by the Asset Manager), and the Asset Manager’s reasonable fees in overseeing the transaction on behalf of the Company.

Termination. The Holders of the Class A Shares of any Series, voting as a group, may terminate the Asset Management Agreement and the Asset Manager’s services thereunder upon approval of the matter by the holders of 66.66% of the Class A Shares of all the Series in the aggregate, weighting each Series based on the aggregate Offering Price of the Class A Shares issued by such Series in comparison to the aggregate Offering Price of the Class A Shares issued by all Series, upon a non-appealable judicial determination that the Asset Manager or the Managing Member has committed fraud or intentional misconduct.

Amendments. Amendments to the Asset Management Agreement may be proposed only by or with the consent of the Asset Manager or Managing Member, provided that any amendment that would be adverse or detrimental to the interests of a Series or SP must be approved by a Majority Vote.

Asset Manager as Auctioneer

The Asset Manager is also bonded in California to act as an auctioneer and may perform such function at select Auctions in exchange for compensation.  Compensation will be based on a percentage of Hammer Price, consistent with industry practices. If the Asset Manager or any related party is to act as auctioneer at an Auction, its role will be clearly disclosed to the bidders and potential investors.

Limited Liability and Indemnification of the aShareX Parties and Others

The Operating Agreement limits the liability of the aShareX Parties, including the Managing Member, the Asset Manager, and their respective directors, officers, direct and beneficial owners, and persons serving in a similar capacity for, and none of such parties shall be liable to any of the Company Group Members or their affiliates or any Holder of Class A Shares for, any action taken or omitted to be taken by such persons with respect to the Company Group Members or any of their affiliates, including any negligent act or failure to act, except in the case of a liability resulting from any of the foregoing person’s fraud or intentional misconduct as judicially determined by a non-appealable judgment. With the prior consent of the Managing Member, any of the foregoing persons, the Company Group Members or any of their affiliates may advance to such person the fees and costs for their defense should a claim be made, with such obligation to be allocated to the entity to which the claim is most associated, and any such expense or cost would be an Extraordinary Expense to be funded as a loan by the Managing Member or by another commercial lender. The foregoing limitations on liability reduce the remedies available to the Holders of the Class A Shares for actions taken which may negatively affect the Company, the Series or its affiliates. Insofar as the foregoing provisions permit indemnification of aShareX and its affiliates controlling us for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

23

MANAGEMENT COMPENSATION

The Managing Member and Asset Manager will receive certain fees and expense reimbursements from each Series for services relating to it and its Segregated Portfolio, including for the acquisition, safekeeping and sale of the Artwork. For the year ended December 31, 2023, Series 10 owed the Manager an aggregate of $1,311 in compensation, consisting of a $576 Sourcing Fee totaling and $735 representing its share of the Buyer’s Premium. The amounts due are unsecured, non-interest bearing and due on demand.

The items of compensation are summarized below.

MANAGING MEMBER
Form of Compensation and Expense Reimbursement	Determination of Amount	Estimated Amount
Class B Shares

In consideration for funding the fee and other expenses payable to the Broker upon the Closing of an Offering, or the costs and expenses incurred in connection with any Offering that is not completed, the Managing Member will be issued 1,000 Class B shares in each Series, representing a 10% interest in the associated Artwork’s appreciation in value over its initial Purchase Price. If the Class B Shares are all converted into Class A Shares of the Series prior to the sale of the Artwork, which the Managing Member may choose to do in its sole discretion, the Managing Member will receive Class A Shares according to a formula set forth in our Operating Agreement which generally equates to 10% of the appreciation in the per share price of the Class A Shares in excess of their original sales price pursuant to this Offering.

The appreciation in value over its initial Purchase Price cannot presently be determined.

Reimbursement for Extraordinary Expenses

Extraordinary Expenses, defined to mean expenses other than Offering Expenses and Operating Expenses relating to the Company Group Members, will, at the election of the Managing Member, be funded by (i) the Managing Member as a loan to the Company bearing interest at two percentage points above the Prime Rate, or (ii) a commercial lender. Any such loans shall be payable upon the sale of the Artwork or, at the election of the Managing Member, through proceeds raised upon the issuance of additional Class A Shares. The Managing Member and Asset Manager will be reimbursed for any costs they directly incur (without markup) in rendering services to address the matter giving rise to the Extraordinary Expenses (e.g., litigation, indemnification or sales tax (to the extent not paid at the time of the Auction)), including an allocable portion of compensation expense for any personnel dealing directly with the matter based on the hours expended in such effort, provided that no such reimbursable amounts shall exceed those that would be charged by a third party with comparable experience and expertise.

The amount of interest payable to the Managing Member for any loan related to Extraordinary Expenses cannot presently be determined.

Conduct of Auction

The Asset Manager may conduct an Auction itself with Artwork it has sourced and holds on consignment from the Seller. Bidders registered with the Company will bid at the Auction through use of the Auction Platform and the only difference is that the Asset Manager and not a more traditional Auction House is conducting the Auction. If the Artwork is purchased by the bidders, and Class A Shares issued in the associated Series, the Asset Manager will receive a standard Buyer’s Premium and, if applicable, Seller’s Commission for selling the Artwork. The terms of the Auction will be at least as favorable to the bidders as those offered by the major Auction Houses and the fees payable to the Asset Manager will be in line with the compensation payable to such Auction Houses.  Upon successful completion of an auction conducted by the Asset Manager, it will receive a commission based on a percentage of the Hammer Price.

The amount cannot be determined at this time as it is dependent on whether the Managing Member will conduct an Auction in its own capacity.

24

ASSET MANAGER
Form of Compensation and Expense Reimbursement	Determination of Amount	Estimated Amount
Sourcing Fee

In exchange for attending to the day to day operations of the Series and its related SP and funding all of their Operating Expenses and certain of their Offering Expenses, the Asset Manager will receive the Sourcing Fee equal to 6% of the Purchase Price of the Artwork.

The amount of the Sourcing Fee cannot be determined at this time.
Transfer Fee Payable upon Sale of Class A Shares on the Trading Platform

In partial consideration for it rendering the services required under the Asset Management Agreement, and funding all of the Operating Expenses, including the fees of the Escrow Facilitator, the Transfer Agent and North Capital for use of its Trading Platform, when available, it is anticipated that the Asset Manager will receive a transfer fee upon  any sale of the Class A Shares on the Trading Platform or other secondary trading platform equal to 3% of the Offering Price of the shares subject to the trade, payable 1.5% by each of the buyer and seller to the trade.

These amounts cannot presently be determined.
Buyer’s Premium

The Auction House will pay to the Asset Manager a portion of the Buyer’s Premium it receives upon the sale of Artwork at the Auction in which potential investors participate in bidding through the Auction Platform, even if the Investors do not submit the Winning Bid for the Artwork.  Such portion is based on a variety of factors, including the ultimate price paid for the Artwork. The Buyer’s Premium is determined through a standard formula charged by the Auction House and thus any portion paid to the Asset Manager does not increase the Purchase Price paid by the Investors for the Artwork or otherwise result in an additional cost to the Investors.

The portion of the Buyer’s Premium to be paid to the Asset Manager upon the sale of the Artwork at Auction cannot presently be determined.
Disposition of the Artwork without a Third-Party Intermediary

The Managing Member may determine to sell the Artwork without engaging an auction house or other third-party intermediary if commercially reasonable to do so, in which event, it or the Asset Manager may charge the buyer of the Artwork a reasonable fee not to exceed the lowest published Buyer’s Premium charged by Sotheby’s, Christie’s or Phillips in effect at such time.

The amount cannot be determined at this time.
Fee Payable upon Display or Exhibition of the Artwork	The Asset Manager may receive a reasonable fee for its services in overseeing the display or exhibition of the Artwork in a gallery, museum or exhibition space, payable solely by the exhibitor.	The amount cannot be determined at this time.

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ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

The following discussion sets forth information about the current beneficial ownership of the Company and Series as of the date of this Annual Report for:

•	Each Person known to us to be the beneficial owner of more than 10% of the Class A Shares entitled to vote;
•	Each named executive officer;
•	Each member of the Board of Directors; and
•	All of the executive officers and members of the Managing Member as a group.

The address for each such Person is in care of aShareX Fine Art, LLC, 10990 Wilshire Blvd., Suite 1150, Los Angeles, California 90024.

The Managing Member is currently the only member of the Company and holds all of its membership interests.  The Managing Member will initially be the only member of each Series holding 1,000 Class B Shares.  The Series' Class B Shares entitle the Managing Member to 10% of the appreciation in value of the associated Artwork over its Purchase Price.  The Class B Shares can be converted, in the Managing Member’s sole discretion, into Class A Shares pursuant to the formula in the Operating Agreement resulting in the issuance of shares having a market value equal to 10% of the increase in the aggregate per share price of the Series’ Class A Shares following the associated Offering.  Since the conversion to Class A Shares is contingent solely on value or share price appreciation, it cannot be currently determined if the Managing Member, or indirectly its beneficial owners, will acquire any Class A Shares through conversion.  As of the date hereof, the Managing Member has only received Class B Shares of previously offered Series and has not converted any such shares to Class A Shares.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There have been no transactions  since our inception, or any currently proposed transaction, in which we were or are to be a participant and where the amount involved exceeded or exceeds the lesser of $120,000 and one percent of the average of our total assets since inception, and in which any related person, including any of our directors, officers or holders of more than 10% of the Class A Shares of any Series, had or will have a direct or indirect material interest (other than compensation described above under “Management Compensation”).

26

Risks Relating to Potential Conflicts of Interest

The following describes some of the important areas in which the interests of the Management Member or Asset Manager may conflict with those of the Company.

Investors May Face Risks Associated with Conflicts of Interest. The Managing Member has substantially complete discretion to determine the terms upon which the Artwork will be sold, and it may decline to sell the Artwork of a particular Series prior to the sixth year following its acquisition notwithstanding the desire of the Class A Members of the Series to effect such transaction to capture near term gains. The Managing Member may have economic incentives or disincentives to sell the Artwork that are misaligned with the interests of Class A Members. Moreover, the Asset Manager is liable to fund Offering and Operating Expenses in excess of the Sourcing Fee, and, accordingly, the Asset Manager is incentivized to minimize expenses for items such as insurance and storage of the Artwork even though additional expenditures might provide greater protection to preserve the Artwork or mitigate against loss. The Managing Member has complete discretion whether to loan funds to a Series to pay for Extraordinary Expenses and may act in its self-interest in doing so. Finally, the Managing Member may encourage the Class A Members of a Series to approve a sale of the Artwork prematurely in order to capture near-term gains, 10% of which inure to the benefit of the Class B Shares, and eliminate further Operating Expenses for which the Asset Manager is responsible. Accordingly, while the interests of the Asset Manager and Managing Member are aligned with those of the Class A Members in using commercially reasonable efforts to maximize the Artwork’s appreciation and capture the most favorable sales terms, there nevertheless exist conflicts of interest as to the timing of the sale and no assurance can be given that any such conflicts will be resolved in a manner favoring the Class A Members.

Although the Managing Member will Own Class B Shares Representing 10% of an Artwork’s Value Appreciation, the Managing Member may sell its Shares or there may be a Change of Control of aShareX. The Managing Member will own 1,000 Class B Shares in each Series representing a 10% interest in the amount by which the Artwork appreciates over its Purchase Price. The Managing Member has no restrictions on the sale or disposition of its Class B Shares, or the Class A Shares received upon their conversion, other than restrictions imposed by applicable securities laws. Accordingly, the alignment that will exist upon the Closing of the Offering between the Managing Member and the Class A Members may not exist in the future. If the Managing Member sold a significant portion of its Class B Shares, or if there was a change in control of aShareX, the interests of the Managing Member and Asset Manager may differ significantly from those of the Class A Members.

The Managing Member, Asset Manager and other aShareX Parties will have other Business Interests and Obligations to other Entities, including Interests and Obligations Relating to the Art Industry. aShareX expects to engage in other business activities, including other activities relating to the art industry. aShareX may buy and sell other works of art, and establish other entities to engage in similar activities. None of aShareX, the Managing Member, the Asset Manager or any other aShareX Party will be required to manage the Company or any Series as their sole and exclusive function. They may have other business interests and will engage in other activities in addition to those relating to the Company and the Series. We are dependent on these persons to successfully operate our day-to-day operations, their other business interests and activities could divert time and attention from operating our business.

ITEM 6. OTHER INFORMATION

Not applicable.

27

ITEM 7.  FINANCIAL STATEMENTS

aShareX Fine Art, LLC

A DELAWARE SERIES LIMITED LIABILITY COMPANY

CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS AND

INDEPENDENT AUDITOR’S REPORT

AS OF DECEMBER 31, 2023 AND FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

aShareX Fine Art, LLC

28

To the Members of

aShareX Fine Art, LLC

Los Angeles, CA

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying consolidated financial statements of aShareX Fine Art, LLC (the “Company”) on a consolidated basis, which comprise the balance sheets of the Company and its Series as of December 31, 2023, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the period from January 13, 2023 (inception) to December 31, 2023, and the related notes to the consolidated financial statements.

In our opinion, the consolidated financial statements and each Series’ financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2023, the financial position of each listed Series as of December 31, 2023, and the Company’s consolidated operations and its cash flows for the period ended December 31, 2023, and the results of each listed Series’ operations and cash flows for the period ended December 31, 2023, in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements section of our report. We are required to be independent of the Company and each listed Series and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s and Each Listed Series’ Ability to Continue as a Going Concern

The accompanying consolidated financial statements and each listed Series’ financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 3 to the consolidated financial statements, on a total consolidated basis, the Company has not generated revenues nor profits since inception and has sustained net losses of $30,476 for the period from January 13, 2023 (inception) to December 31, 2023. As of December 31, 2023, the Company had an accumulated deficit of $30,476 and limited liquid assets to satisfy its obligations as they come due, with cash of $100 relative to current liabilities of $10,176. The Company and each listed Series are reliant upon its manager to fund its current and future obligations.  These factors, among others, raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The consolidated financial statements and each listed Series’ financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements and Each Series’ Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the consolidated financial statements and each listed Series’ financial statements that are free from material misstatement, whether due to fraud or error.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-1

In preparing the consolidated financial statements and each listed Series’ financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern within one year after the date that the consolidated financial statements and each listed Series’ financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements and Each Series’ Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole as of December 31, 2023 and for the period from January 13, 2023 (inception) to December 31, 2023 each listed Series’ financial statements as of December 31, 2023 and for the period from January 13, 2023 (inception) to December 31, 2023 are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements or a listed Series financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements and each listed Series’ financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements and each listed Series’ financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control or each listed Series’ internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements and each listed Series’ financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability and each listed Series’ ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

March 29, 2024

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p:  877.968.3330  f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

F-2

aShareX Fine Art, LLC CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS As of December 31, 2023

	Series 10	Unallocated	Consolidated
ASSETS
Current assets:
Cash	$100	$-	$100
Subscription receivable	10,177	-	10,177
Deferred offering costs	-	175,294	175,294
Total current assets	10,277	175,294	185,571
Artwork	9,600	-	9,600
Total assets	$19,877	175,294	$195,171

LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
Accounts payable	$8,865	$-	$8,865
Due to related party	1,311	-	1,311
Total liabilities	10,176	-	10,176
Members' equity:
Class A Members, 8,000 shares issued and outstanding as of December 31, 2023	10,177	175,294	185,471
Class B Members, 1,000 shares issued and outstanding as of December 31, 2023	30,000	-	30,000
Accumulated deficit	(30,476)	-	(30,476)
Total members' equity	9,701	175,294	184,995
Total liabilities and members' equity	$19,877	$175,294	$195,171

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-3

aShareX Fine Art, LLC CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

	Series 10	Unallocated	Consolidated
Revenues	$-	$-	$-
Operating expenses:
Legal and professional fees Buyers Premium?]	29,550	-	29,550
Sourcing fees	576	-	576
Other operating expenses	350	-	350
Total operating assets	30,476	-	30,476
Net loss	$(30,476)	$-	$(30,476)
Weighted average membership interests	727	n/a	n/a
Net loss per membership interest	$(41.92)	n/a	n/a

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-4

aShareX Fine Art, LLC CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

	Series 10			Unallocated				Consolidated
	Members' Capital	Accumulated Deficit	Total Members' Equity	Members' Capital	Accumulated Deficit	Total Members' Equity	Members' Capital	Accumulated Deficit	Total Members' Equity
Balances at January 13, 2023 (inception)	$-	$-	$-	$-	$-	$-	$-	$-	$-
Class B Member contributions from parent	100	-	100	-	-	-	100	-	100
Class A Member contributions from offering	10,177	-	10,177	-	-	-	10,177	-	10,177
Offering costs	(2,337)	-	(2,337)	-	-	-	(2,337)	-	(2,337)
Deemed contributions from Manager	32,237	-	32,237	175,294	-	175,294	207,531	-	207,531
Net loss	-	(30,476)	(30,476)	-	-	-	-	(30,476)	(30,476)
Balances at December 31, 2023	$40,177	$(30,476)	$9,701	$175,294	$-	$175,294	$215,471	$(30,476)	$184,995

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-5

aShareX Fine Art, LLC CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

	Series 10	Unallocated	Consolidated

Cash flows from operating activities:
Net loss	$(30,476)	$-	$(30,476)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Operating expenses incurred as deemed contributions from Manager	29,900	-	29,900
Sourcing fees due to related party	576	-	576
Net cash provided by (used in) operating activities	-	-	-
Cash flows from financing activities:		-
Member contributions from parent	100	-	100
Net cash provided by financing activities	100	-	100
Net change in cash	100	-	100
Cash at beginning of period	-	-	-
Cash at end of period	$100	$-	$100

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-	$-	$-
Cash paid for interest	$-	$-	$-

Supplemental disclosure of non-cash investing and financing activities:
Artwork included in accounts payable and due to related party	$9,600	$-	$9,600
Subscription receivable	$10,177	$-	$10,177
Deferred offering costs incurred as deemed contributions from Manager	$2,337	$175,294	$177,631

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-6

aShareX Fine Art, LLC NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

NOTE 1:  NATURE OF OPERATIONS

aShareX Fine Art, LLC (the “Company”) is a Delaware series limited liability company formed on January 13, 2023 under the laws of Delaware. The Company was formed to permit public investment in museum quality art, each of which will be held by a separate series of the Company established for such purpose (each a “Series”). Each Series established by the Company will own museum quality, investment grade art (the “Artwork”). The Artwork will be identified by the Company from collections being sold through auctions (each, an “Auction”) to be conducted by established and highly reputable auction houses (each, an “Auction House”) or by the Company itself.

As a Delaware series limited liability company, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Delaware law.  The Company is currently owned 100% by aShareX Holdings, LLC (the “Manager” or “Managing Member”) and management services are performed on its behalf by aShareX Management, LLC (“AM” or “Asset Manager”).  Both entities are 100% owned by aShareX, Inc.

On October 30, 2023, the Company designated a new series, aShareX Fine Art Series 10 (“Series 10”), to consummate an offering resulting in the purchase of a print of Angel (2014) by Ed Ruscha (the “Series 10 Artwork”) at an auction held on November 29, 2023.  The Series 10 Artwork was acquired through the Company’s issuance of 8,000 Class A Shares associated with Series 10 to investors in consideration for their funding $10,177 to acquire the Series 10 Artwork and to pay the related Sourcing Fee. Title to the Series 10 Artwork will be held by aShareX Fine Art 10 SP (“SP 10”) and Series 10 will hold all of the interests in SP 10.

As of December 31, 2023, the Company has commenced limited operations.  Once the Company commences its planned principal operations, its normal operating expenses are to be paid by AM. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties, including failing to secure funding to continue the Company’s planned operations or failing to profitably operate the business.

NOTE 2:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company and its Series conform to accounting principles generally accepted in the United States of America (GAAP).  The Company has adopted a calendar year as its fiscal year.

Principles of Consolidation

These consolidated and consolidating financial statements include the accounts of the Company and its Series required to be consolidated under generally accepted accounting principles. Separate financial statements are presented for the Series. All inter-company transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of the consolidated and consolidating financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates.

F-7

aShareX Fine Art, LLC NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

Cash Equivalents and Concentration of Cash Balance

The Company and its Series consider all highly liquid securities with an original maturity of less than three months to be cash equivalents.  The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).  The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the consolidated and consolidating balance sheets approximate their fair value.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers,” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods and services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements:

•	identification of a contract with a customer;

•	identification of the performance obligations in the contract;

•	determination of the transaction price;

•	allocation of the transaction price to the performance obligations in the contract; and

•	recognition of revenue when or as the performance obligation is satisfied.

Revenues are expected to be derived from the sale of each Artwork in the associated Series, with the buyer of an Artwork being a “customer” for purposes of ASC Topic 606.

As of December 31, 2023, the Company and its Series have not recognized any revenue.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

F-8

aShareX Fine Art, LLC NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

Offering Expenses

All offering expenses in connection with any initial offering will be borne by the Manager and/or AM, whether the offering is successful or not, including the broker fees due to Dalmore, and they shall not be paid by the Series from the net proceeds of the offering.  None of these offering expenses are reimbursable by any member of the Company.  AM will use part of the Sourcing Fee payable by each Series upon a successful offering to pay for its share of such offering expenses.

Deferred Offering Costs

The Company and its Series comply with the requirements of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 340-10-S99-1 with regards to offering costs. All offering expenses and costs (whether the offering is successful or not) are borne by the Manager and/or AM, and not the Company or any Series.  All expenses of each Series and the segregated portfolio from ordinary day to day operations, including the storage, insurance and transportation of the Artwork, accounting and tax preparation fees, SEC and state registration and filing fees, and other governmental filings, are borne by AM in consideration for payment by the Series of a sourcing fee (the “Sourcing Fee”) equal to 6% of the purchase price for the Artwork upon completion of the associated offering.  AM will also use the Sourcing Fee to pay for all offering expenses other than the fees and other expenses payable to the broker (“Broker Fees”) which are paid by the Managing Member.

As of December 31, 2023, the Company had capitalized $175,294 in deferred offering costs, which were incurred by the Manager and recorded as deemed contributions, and held as unallocated on the consolidated and consolidating balance sheet as of December 31, 2023.  The deferred offering costs will be allocated to future series as such complete future offerings.

Acquisition Costs

The cost of acquiring the Series Artwork will be borne by the Series, including any buyer’s premium payable to the Auction House, the Sourcing Fee payable to AM and any sales or similar taxes if required to be paid.

Artwork

Upon acquisition, the Artwork will be recorded on the Series’ books at its original cost basis—essentially its acquisition cost, including any deposits for the Artwork funded by the Manager and acquisition expenses, which include all fees, costs and expenses incurred in connection with the evaluation, discovery, investigation, development and acquisition of the Artwork related to each Series incurred prior to the closing, including brokerage and sales fees and commissions, appraisal fees, research fees, transfer taxes, third-party industry and due diligence experts, auction house fees and travel and lodging for inspection purposes. Artwork is determined to have an indefinite life and thus its cost basis is not amortizable or depreciable. The Company will review the Artwork for impairment in accordance with the requirements of ASC 360-10, Impairment and Disposal of Long-Lived Assets (“ASC 360”). These requirements will obligate the Company to perform an impairment analysis semi-annually and whenever events indicate that the carrying amount of the Artwork might not be fully recoverable. If it is determined that an impairment loss must be recorded it will be calculated based on the difference between the then carrying amount of the Artwork and its estimated fair value. Any such impairment analysis will depend in substantial part on the annual third party valuation of the Artwork commissioned by the Managing Member and included with the Company’s annual SEC filings.

There is no guarantee that the Artwork is free of any claims regarding title and authenticity (e.g., claims regarding being counterfeit or previously stolen), or that such claims will not arise. The Company will not have complete ownership history or restoration and repair records for all Artwork. In the event of a title or authenticity claim, the applicable Series and the Company may not have recourse against the Artwork seller or the benefit of insurance, and the value of the given Artwork may be diminished.

In November 2023, Series 10 acquired Series 10 Artwork for $9,600.  The Company determined that no impairment was necessary as of December 31, 2023.

Allocation Policy

The Manager will allocate revenues and costs among the various Series. Each Series is not expected to recognize any material revenues prior to the sale of its associated Artwork and the revenues realized upon such sale will be allocated to such Series.  All expenses of each Series attributable to its ordinary operations will be borne by AM and charged to the series against deemed contributions.  Expenses deemed extraordinary and not attributable to ordinary operations, such as litigation expense, will be borne by each Series to whom the expense is attributable.

F-9

aShareX Fine Art, LLC NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

Operating Expenses

In consideration for the payment by each Series of the Sourcing Fee to AM upon successful completion of an offering, all expenses of each Series attributable to its ordinary operations will be borne by AM and charged to the series against deemed contributions.  All expenses deemed extraordinary and not attributable to ordinary operations, such as litigation expense or indemnification obligations, will be borne by each Series to whom the expense is attributable.  If there are not sufficient cash reserves of, or revenues generated by, a Series to meet its extraordinary expenses, the Manager may: (a) issue additional interests in such Series; (b) obtain third party financing to pay such extraordinary expenses; and/or (c) advance the funds necessary to pay for such expenses at an interest rate equal to 2% over the Wall Street Journal Prime Rate. Any loans or advances made pursuant to clauses (b) and (c) shall become repayable when cash becomes available, typically upon the sale of the associated Artwork.

Subscription Receivable

The Company records membership subscriptions at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a consolidated and consolidating balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to members’ equity on the consolidated and consolidating balance sheet.

Income Taxes

Each Artwork will be owned by a segregated portfolio of a Cayman Islands company which will be treated as a C corporation for U.S. federal income tax purposes.  The profit or loss generated by the Cayman Islands (either directly or through its segregated portfolios) should not be subject to tax in the U.S. or Cayman Islands, and should only result in taxable income when the Artwork is sold and the proceeds distributed to the Series who acquired the Artwork.   The Company is a limited liability company and each Series is essentially viewed as a disregarded entity for U.S. tax purposes.  Accordingly, under the Internal Revenue Code, all taxable income or loss of the Company and each Series flows through to, and is recognized by, their respective members.  Therefore, no provision for income tax has been recorded in the consolidated and consolidating financial statements at the master LLC level.  The income and expense from each Series is allocated to its members in proportion to their percentage interests in the Series.

Series 10 has net operating loss carryforwards of $30,476 as of December 31, 2023, resulting in deferred tax assets of $8,533 using the Company’s combined effective tax rate of 28%.  The deferred tax assets are fully reserved by a valuation allowance as the Company does not have a history of producing taxable income to provide a reasonable basis that it will be able to utilize its deferred tax assets.  Therefore, the net deferred tax assets as of December 31, 2023 were zero and Series 10 did not recognize any tax (provision)/benefit.

The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statement, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company and each Series may in the future become subject to federal, state and local income taxation though it has not been since its inception.  The Company and each Series are not presently subject to any income tax audit in any taxing jurisdiction.

Earnings/(Loss) per Membership Interest

Upon completion of an Offering, each Series comply with the accounting and disclosure requirement of ASC Topic 260, "Earnings per Share." For each Series, earnings/(loss) per membership interest (“EPMI”) is computed by dividing net income/(loss) for a particular Series by the weighted average number of outstanding membership interests in that particular Series during the period.

F-10

aShareX Fine Art, LLC NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

NOTE 3:  GOING CONCERN

The accompanying consolidated and consolidating balance sheets have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has incurred a net loss of $30,476 for the period from January 13, 2023 (inception) to December 31, 2023.  The Company and its Series are reliant upon the Manager and AM for ongoing funding. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.  The Company and its Series’ ability to continue as a going concern in the next twelve months is dependent upon financing by the Manager and its ability to obtain capital financing from investors sufficient to deploy it by purchasing Artwork to produce profitable results upon its sale.  No assurance can be given that the Company will be successful in these efforts.  The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4:  MEMBERS’ EQUITY

The Company’s operating agreement as it relates to each Series provides for two classes of equity: Class A Shares and Class B Shares. There will be no Class A Shares outstanding prior to the offering for such Series.

The Managing Member will hold 1,000 Class B Shares in each Series that will be issued to it for paying the Broker Fee upon the closing of an offering and for any costs and expenses incurred in connection with any offering that is not completed.

The Class B Shares in each Series equate in value to 10% of the associated Artwork’s appreciation in value over its purchase price. If there is no increase in the value of the Artwork from its purchase price, the Class B Shares will have no value and the entire amount of net sales proceeds distributable upon the sale of the Artwork will be distributed solely to the Class A members.

The Class B Shares in each Series are convertible into the Series’ Class A Shares prior to the sale of the Artwork pursuant to a formula set forth in the Company’s operating agreement. The Class A Shares issued to the Managing Member in such conversion, assuming conversion of all of the Class B Shares, are intended to approximate 10% of the appreciation between the current market price of the Class A Shares at the time of conversion and their aggregate offering price.

The Class A Shares issued by each Series have no voting rights other than to approve (i) amendments to the operating agreement that are materially adverse to their interests, (ii) the removal of the Managing Member and AM for “cause,” or (iii) the sale of the Artwork prior to the eighth year following the date of its acquisition.

The Manager has sole discretion in determining what distributions, if any, are made to interest holders except as otherwise limited by law or the operating agreement. The Manager may change the timing of distributions or determine that no distributions shall be made, in its sole discretion.

The Company does not expect that any Series will generate material revenues or profits until its associated Artwork is sold. At such time, the net sales proceeds will be distributed (i) to the Managing Member in payment of the Class B Shares to the extent of 10% of the Artwork’s appreciation in value over its purchase price, and (ii) the balance of the proceeds will be distributed to the Class A Members in proportion to their Class A Shares in the Series. If there is no appreciation in value of the Artwork because the proceeds from the sale are less than the purchase price for the Artwork, the Class B Shares will not receive any distributions and they will all be paid to the Class A Members.

During the period ended December 31, 2023, Series 10 issued an aggregate of 8,000 Class A shares to Class A Members for total contributions of $10,177 pursuant to a Regulation A offering.  The contributions were received in January 2024, and the $10,177 was included as a subscription receivable on the consolidated and consolidating balance sheets as of December 31, 2023.

F-11

aShareX Fine Art, LLC NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

During the period ended December 31, 2023, the Company recorded $207,531 in deemed contributions from the Manager, consisting of $175,294 of unallocated deferred offering costs, $2,337 of Series 10 offering costs charged to equity, and $29,900 of Series 10 operating expenses.  All of these costs were incurred by the Manager or AM on behalf of the Company and its Series.

During the period ended December 31, 2023, Series 10 issued 1,000 Class B shares to the Managing Member for a contribution of $100.

The debts, obligations, and liabilities of the Company and each Series, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company or such Series, respectfully, and no member of the Company or any Series is obligated personally for any such debt, obligation, or liability.

NOTE 5:  RELATED PARTY TRANSACTIONS

In connection with the Series 10 offering, the Company incurred a Sourcing Fee totaling $576 which was due to the AM. In connection with the purchase of the Artwork, Series 10 owes the AM $735 pursuant to the buyer’s premium. As of December 31, 2023, Series 10 owed AM an aggregate of $1,311.  The amounts are unsecured, non-interest bearing and due on demand.

Each Series will retain AM to perform necessary services relating to its ordinary operations, including the cost of storing, transporting and insuring the Artwork owned by each Series, all administrative services, asset oversight, and governmental and tax return filings.  These expenses are borne by AM in consideration for payment by the Series of the Sourcing Fee equal to 6% of the purchase price of the Artwork upon completion of the associated offering.  Any expenses not considered to be attributable to ordinary operations are deemed extraordinary expenses.  If there are not sufficient cash reserves of, or revenues generated by, a Series to meet its extraordinary expenses, they shall be funded through (a) the issuance of additional interests in the Series; (b) the procurement of third party financing to pay such extraordinary expenses; and/or (c) an advance by the Managing Member or AM of the funds necessary to pay for such expenses at an interest rate equal to 2% over the Wall Street Journal Prime Rate. Any loans or advances made pursuant to clauses (b) and (c) shall become repayable when cash becomes available, typically upon the sale of the associated Artwork.

The Company and each Series is managed by Managing Member. The Managing Member, either directly or through its affiliate AM, will provide each Series with routine operational, administrative, management, advisory, consulting and other services with respect to their respective operations and routine services related to the Artwork, including authentication and valuation services, storage, transportation and insurance. The Managing Member will also provide extraordinary services such as positioning the Artwork for sale, obtaining appraisals, and conversation or restoration work appropriate to increase the value of the Artwork.

The Managing Member will be responsible for directing the investment strategy of the Company and each Series. The Managing Member has a unilateral ability to amend the operating agreement in certain circumstances without the consent of the investors. The investors only have limited voting rights with respect to the Series in which they are invested.

NOTE 6:  RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We adopted the ASU effective as of the date of our formation.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

F-12

aShareX Fine Art, LLC NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 13, 2023 (INCEPTION) TO DECEMBER 31, 2023

NOTE 7:  COMMITMENTS AND CONTINGENCIES

The Company and each Series may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

Upon each successful offering, each Series will pay to AM a Sourcing Fee equal to 6% of the purchase price for the associated Artwork.  AM, in turn, is obligated to use the proceeds of the Sourcing Fee (and its own funds if such proceeds are exhausted) to pay for all of the ordinary, day to day operating expenses of the Series.

NOTE 8:  SUBSEQUENT EVENTS

Management has evaluated all subsequent events through March 29, 2024, the date the consolidated and consolidating financial statements were available to be issued.

On February 9, 2024 the Company formed aShareX Fine Art Series 11 to offer a collection of eight artworks from Jennifer & Kevin McCoy, Imo Nse Imeh, Wilfred Ukpong, Emerald Rose Whipple, Servane Mary, and Maria Gaspar. There are no additional material events requiring disclosure or adjustment to the consolidated and consolidating financial statements.

F-13

ITEM 8. EXHIBITS

Exhibit No.	Exhibit Description

2.1	Certificate of Formation of aShareX Fine Art, LLC filed with Delaware Secretary of State on January 13, 2023 (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
2.2	Limited Liability Company Agreement of aShareX Fine Art, LLC (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
3.1	Series Designation for aShareX Fine Art Series 11 (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on February 16, 2024)
3.2	Series Designation for aShareX Fine Art Series 10 (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
3.3	Form of Vote Limiting Certificate (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
4.1	Form of Auction Agreement(incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
4.2	Form of Subscription Agreement for Fine Art Series 11 (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on February 16, 2024)
4.3	Form of Subscription Agreement for Fine Art Series 10 (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
4.4	Form of Conditions of Sale Agreement for Auctions hosted by aShareX Management, LLC (incorporated by reference to Post-Effective Amendment to the Offering Statement filed on February 16, 2024)
6.1	Form of Asset Management and Administrative Services Agreement (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
6.2	Form of License Agreement (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
6.3	Broker-Dealer Agreement, dated February 8, 2023, by and between aShareX Fine Art, LLC and Dalmore Group, LLC (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)
8.1

Form of Escrow Agreement among North Capital Private Securities Corporation, Dalmore Group, LLC and aShareX Fine Art, LLC (incorporated by reference to Offering Statement on Form 1-A filed on November 3, 2023)

* Filed herewith

29

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ASHAREX FINE ART, LLC
By: aShareX Holdings, LLC, its Managing Member

By:	/s/ Alan Snyder
Name:	Alan Snyder
Title:	Chairman, Chief Executive Officer and Director of aShareX Holdings, LLC
Date:	April 29, 2024

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Name	Title	Date
/s/ Alan Snyder	Chief Executive Officer and Chairman of aShareX Holdings, LLC, its Managing Member	April 29, 2024
Alan Snyder	(Principal Executive Officer)
/s/ Eric Arinsburg	Chief Financial Officer and Director of aShareX Holdings, LLC, its Managing Member	April 29, 2024
Eric Arinsburg	(Principal Financial Officer and Principal Accounting Officer)
/s/ J. Nicholson Thomas	General Counsel and Director of aShareX Holdings, LLC, its Managing Member	April 29, 2024
J. Nicholson Thomas	(Principal Legal Officer)

aShareX Holdings, LLC	Managing Member	April 29, 2024

By:	/s/ Alan Snyder
Title:	Chairman, Chief Executive Officer and Director of aShareX Holdings, LLC

30